EXHIBIT 10.1

MATERIAL CONTRACTS

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of the 26th day of June, 2006 (“Effective Date”), by and between Bridgehampton National Bank, a bank organized and existing under the laws of the United States of America and having its executive offices at 2200 Montauk Highway, Bridgehampton, New York (“Bank”), Bridge Bancorp, Inc., the holding company for the Bank (the “Company”), and Howard H. Nolan (“Executive”).

WITNESSETH:

WHEREAS, Executive has been offered a position as Senior Executive Vice President and Chief Operating Officer of the Bank and the Company; and

        WHEREAS, the Executive is willing to accept the offer of employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Bank, the Company and the Executive hereby agree as follows:

1. Employment Period.

(a) Three Year Contract. The Executive’s period of employment with the Bank under the terms of this Agreement shall begin on the Effective Date and shall continue for a period of thirty-six months thereafter (the “Employment Period”). Unless extended, the Employment Period shall end on the date that is thirty-six (36) months after the Effective Date. On or prior to the second anniversary date of the Effective Date, the Bank and the Company shall notify the Executive in writing whether the Employment Period will be extended and for what period, if any, the Employment Period will be extended.

(b) Annual Performance Evaluation. On a calendar year basis, the Bank and/or the Company (acting through the full Board or a committee thereof) shall conduct an annual performance evaluation of the Executive, the results of which shall be included in the minutes of the Board or committee meeting and communicated to the Executive. The first such annual performance evaluation shall occur in January 2007.

(c) Continued Employment Following Termination of Employment Period. Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the Employment Period.

2. Duties.

(a) Title; Responsibility. During the Employment Period, the Executive shall serve as the Senior Executive Vice President and Chief Operating Officer of the Bank and Company, and shall perform such administrative and management services as customarily performed by person in a similar executive capacity and as may be directed from time to time by the CEO and/or the Board. In his capacity as Senior Executive Vice President and Chief Operating Officer, the Executive shall directly report to the President and Chief Executive Officer and to the Board of Directors. The Executive shall also be appointed as a member of the Board of Directors of the Bank and the Company, subject in the case of the Company to election by the shareholders.

(b) Time Commitment. The Executive shall devote his full business time and attention to the business and affairs of the Bank and the Company and shall use his best efforts to advance the interests of the Bank and Company.

3. Annual Compensation.

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(a) Annual Salary. In consideration for the services performed by the Executive under this Agreement, the Bank shall pay to the Executive an annual salary (“Base Salary”) of not less than $200,000. The Base Salary shall be paid in approximately equal installments in accordance with the Bank’s customary payroll practices. The Bank shall review the Executive’s Base Salary at least annually and such Base Salary may be increased, but may not be decreased without the Executive’s consent (any increase in Base Salary shall become the new “Base Salary” for purposes of this Agreement). The first such annual review of Executive’s Base Salary shall occur in January 2007.

(b) Board Meeting Fees. For his attendance at meetings of the Board of Directors of the Bank and the Company (but not for committee meetings), the Executive shall receive such fees as are paid to directors of the Bank and the Company for such attendance.

(c) Incentive Compensation. The Executive shall be eligible to participate in any incentive compensation programs established by the Bank and/or the Company from time to time for senior executive officers, in accordance with the terms of such plans as they may exist from time to time.

(d) Equity Compensation. The Executive shall be eligible to participate in any equity compensation programs established by the Bank and/or the Company from time to time for senior executive officers, including, but not limited to, the 2006 Stock-Based Incentive Plan.

Nothing paid to Executive under any plan, program or arrangement referenced in (c) or (d) above shall be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

4. Employee Benefit Plans; Paid Time Off

(a) Benefit Plans. During the Employment Period, the Executive shall be an employee of the Bank and shall be entitled to participate in the Bank’s (i) tax-qualified retirement plans (i.e., the defined benefit plan and 401(k) plan; (ii) the Bank’s Supplement Executive Retirement Plan; (iii) group life, health and disability insurance plans; and (iv) any other employee benefit plans and programs in accordance with the Bank’s customary practices, provided he is a member of the class of employees authorized to participate in such plans or programs.

(b) Paid Time Off. The Executive shall be entitled to paid vacation time each year during the Employment Period, as well as sick leave, holidays and other paid absences, in accordance with the Bank’s policies and procedures for executive employees.

5. Outside Activities and Board Memberships

During the term of this Agreement, the Executive shall not, directly or indirectly, provide services on behalf of any financial institution, any insurance company or agency, any mortgage or loan broker or any other entity or on behalf of any subsidiary or affiliate of any such entity engaged in the financial services industry, as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director; nor shall the Executive acquire by reason of purchase during the term of this Agreement the ownership of more than 5% of the outstanding equity interest in any such entity. Subject to the foregoing, and to the Executive’s right to continue to serve as an officer and/or director or trustee of any business organization as to which he was so serving on the Effective Date of this Agreement (as described in an attachment to this Agreement), the Executive may serve on boards of directors of unaffiliated, for-profit business corporations, subject to Board approval, which shall not be unreasonably withheld, and such services shall be presumed for these purposes to be for the benefit of the Bank and the Company. Except as specifically set forth herein, the Executive may engage in personal business and investment activities, including real estate investments and personal investments in the stocks, securities and obligations of other financial institutions (or their holding companies). Notwithstanding the foregoing, in no event shall the Executive’s outside activities, services, personal business and investments materially interfere with the performance of his duties under this Agreement.

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6. Working Facilities and Expenses

(a) Working Facilities. The Executive’s principal place of employment shall be at the Bank’s principal executive office or at such other location upon which the Bank and the Executive may mutually agree.

(b) Expenses.

(1) Ordinary Expenses. The Bank shall reimburse the Executive for his ordinary and necessary business expenses, incurred in connection with the performance of his duties under this Agreement, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require.

(2) Automobile. The Bank shall provide the Executive with an automobile suitable to the Executive’s position and such automobile may be used by the Executive in carrying out his duties under this Agreement, including commuting between his residence and his principal place of employment and other personal use. The Bank shall be responsible for the cost of maintenance and servicing such automobile and for insurance, gasoline and oil for such automobile. The Executive shall be responsible for the payment of any taxes on account of his personal use of such automobile.

7. Termination of Employment with Bank Liability

(a) Reasons for Termination. In the event that the Executive’s employment with the Bank and/or the Company shall terminate during the Employment Period on account of:

(i)The Executive’s voluntary resignation from employment with the Bank and the Company within 30 days after any of the following events, such that the
Executive’s resignation shall be treated as a resignation for “Good Reason”:

(A) the failure to re-appoint the Executive to the officer position set forth under Section 2(a) and/or, the failure of Executive to be appointed to the Board of Directors of the Bank, and with respect to the Executive’s service as a director of the Company, the failure to re-nominate the Executive for election to the Board;

(B) a material change in Executive’s functions, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope, which the Bank and the Company fail to cure within 30 days following written notice thereof from the Executive;

(C) a liquidation or dissolution of the Bank or the Company other than a liquidation or dissolution that is caused by a reorganization that does not affect the status of the Executive;

(D) a material breach of this Agreement by the Bank and/or the Company, which the Bank and/or the Company fail to cure within 30 days following written notice thereof from the Executive; or

(E) the relocation of Executive’s principal place of employment to an office other than one located in Southampton, East Hampton, Shelter Island, Southhold or Riverhead, New York unless consented to by Executive.

(ii) the termination of the Executive’s employment by the Bank and/or the Company for any reason other than: for “Cause” as defined in Section 8(a); for “Disability” as set forth in Section 7(d) below; following a Change in Control, as set forth in Section 7(c) below; or as a result of the death of the Executive.

Then the Bank shall provide the benefits and pay to the Executive the amounts provided for under Section 7(b).

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(b) Severance Pay. Subject to the limitations set forth in Section 7(e) below, upon the termination of the Executive’s employment with the Bank under circumstances described in Section 7(a) of this Agreement, the Bank shall pay to the Executive (or, in the event of the Executive’s death after the event described in Section 7(a) has occurred, the Bank shall pay to the Executive’s surviving spouse, beneficiary or estate) an amount equal to the following:

(i) his earned but unpaid Base Salary as of the date of his termination of employment with the Bank;

(ii) the benefits, if any, to which he is entitled as a former employee under the Bank’s employee benefit plans;

(iii) if the Executive’s employment is terminated within the first 18 months following the Effective Date (the “Initial Period”), continued group health and medical insurance benefits (on the same terms as such benefits are made available to other executive employees of the Bank) for the greater of six months or the remainder of the Initial Period;

(iv) if the Executive’s employment is terminated following the “Initial Period”, continued group health and medical insurance benefits (on the same terms as such benefits are made available to other executive employees of the Bank) for the greater of six months or the remainder of the Employment Period;

(v) if Executive’s employment is terminated within the Initial Period, a lump sum cash payment, as liquidated damages, in an amount equal to the greater of (a) the Base Salary that the Executive would have earned if he had continued working for the Bank for the remainder of the Initial Period; or (b) one-half of his annual Base Salary; and

(vi) if Executive’s employment is terminated following the Initial Period, a lump sum cash payment, as liquidated damages, in an amount equal to the greater of (a) the Base Salary that the Executive would have earned if he had continued working for the Bank for the remainder of the Employment Period; or (b) one-half of his annual Base Salary.

(c) Change in Control. Upon the occurrence of a Change in Control (as defined in Section 9 of this Agreement), the Bank and/or the Company shall provide: (i) continuing group health and medical insurance benefits to Executive (on the same terms as such benefits were made available to other executive employees of the Bank immediately prior to the Change in Control) for a period of 36 months following such termination of employment; and (ii) a lump sum cash payment to Executive, as liquidated damages, in an amount equal to three (3) times Executive’s “base amount”, as determined in accordance with said Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, in no event shall the aggregate payments or benefits to be made or afforded to Executive as a result of a Change in Control (the “CIC Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto. In order to avoid such a result, the CIC Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's “base amount”, as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the CIC Termination Benefits provided hereby shall be determined by the Executive.

(d) Disability.

(i) If the termination of the Executive’s employment with the Bank is a result of the Executive’s “Disability,” the provisions of this paragraph (d) shall apply. “Disability” shall mean the Executive’s “total and permanent disability” as determined by the Bank, based upon competent and independent medical evidence that the Executive’s physical or mental condition is such that he is totally and permanently incapable of performing the essential tasks of his position hereunder. To the extent that any payments hereunder on account of disability are subject to Section 409A of the Internal Revenue Code of 1986 (“Code”), “disability” shall have the meaning set forth in Code Section 409A and the regulations thereunder.

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(ii) Upon termination of Executive’s employment because of Disability, the Executive shall be entitled to any and all benefits under the Bank’s short-term and/or long-term disability insurance plan. During the first twenty-four (24) months following termination of employment for Disability, the Bank and/or the Company shall provide a supplemental monthly cash payment to Executive such that the payments received by Executive on a monthly basis, from both disability insurance and this supplemental payment shall equal the monthly rate of Base Salary being paid to Executive immediately prior to such termination (the insurance payments may be taken into account on a tax-adjusted basis if such payment are not subject to federal and/or state taxes).

(iii) Upon termination of Executive’s employment because of Disability, the Executive shall be entitled continuing group health and medical insurance benefits for a period of twenty-four months following such termination, on the same terms as such benefits are made available to other executive employees of Disability.

(e) Tax Code Limitation on Severance Pay. Notwithstanding the foregoing, to the extent required by Code Section 409A and the regulations thereunder, if the Executive is a “specified employee” (i.e., a “key employee” within the meaning of Code Section 416(i) without regard to paragraph 5 thereof), the cash severance payments described in Sections 7(b)(v) and (vi) and 7(c)(ii) shall be made to him immediately following the expiration of six (6) months following his “separation from service” (as defined in Code Section 409A and the regulations thereunder).

(f) Executive agrees that upon any termination of his employment, whether by Executive or by the Bank or the Company, his service as a director of the Bank and the Company shall cease and he shall be deemed to have resigned as a director effective upon such termination.

8. Termination without Additional Bank or Company Liability

(a) Termination for Cause.

(i) The Bank and/or the Company may terminate the Executive’s employment at any time, but any termination other than termination for “Cause,” as defined herein, shall not prejudice the Executive’s right to compensation or other benefits under the Agreement. The Executive shall have no right to receive compensation or other benefits for any period after termination for “Cause.” Termination for “Cause” shall include termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, breach of the Bank’s Code of Ethics, violation of Sarbanes-Oxley Act requirements for officers of public companies, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial injury to the business reputation of the Company or Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the contract.

(ii) If the Bank and the Company wish to terminate the Executive’s employment for “Cause,” such determination shall require the affirmative vote of the Board of Directors and prior to such vote the Board shall furnish Executive with a written statement of its grounds for proposing to make such determination, and shall afford the Executive a reasonable (under the circumstances) opportunity to make an oral and/or a written presentation to the Board to refute the grounds for the proposed termination for Cause.

(b) Death; Voluntary Resignation Without Good Reason. In the event that the Executive’s employment with the Bank shall terminate during the Employment Period on account of the reasons set forth in this Section 8(b), then the Bank shall have no further obligations under this Agreement, other than the payment to the Executive of his earned but unpaid salary as of the date of the termination of his employment, and the provision of such benefits, if any, to which he is entitled as a former employee under the Bank’s employee benefit plans and programs and compensation plans and programs, including without limitation, any incentive compensation plan. Termination of employment under this Section 8(b) shall mean termination of employment due to the following events:

(i) The Executive’s death; or
(ii) The Executive’s voluntary resignation from employment with the Bank for any reason other than the “Good Reasons” specified in Section 7(a)(i).
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9. Change in Control

(a) Except for payments that are subject to Code Section 409A, for purposes of this Agreement, the term “Change in Control” shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 5.01(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank within the meaning of the Change in Bank Control Act, and applicable rules and regulations promulgated thereunder, or results in a Change in Control of the Company within the meaning of the Bank Holding Company Act of 1956, and the rules and regulations promulgated thereunder, in each case as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner”(as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (b) individuals who constitute the Board of Directors of the Bank or the Company on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are to be exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(b) With respect to any payments hereunder that are subject to Code Section 409A, “Change in Control” shall mean (i) a change in the ownership of the Bank or the Company, (ii) a change in the effective control of the Bank or Company, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or Company, as described below.

(1) A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulations section 1.409A-3(g)(5)(v)(B)), acquires ownership of stock of the Bank or Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

(2) A change in the effective control of the Bank or Company occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulations section 1.409A-3(g)(5)(vi)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or Company possessing 35% or more of the total voting power of the stock of the Bank or Company, or (ii) a majority of the members of the Bank’s or Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or Company’s board of directors prior to the date of the appointment or election, provided that this sub-section “(ii)” is inapplicable where a majority shareholder of the Bank or Company is another corporation.

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(3) A change in a substantial portion of the Bank’s or Company’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Proposed Treasury Regulations section 1.409A-3(g)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of (i) all of the assets of the Bank or Company, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Proposed Treasury Regulations section 1.409A-3(g)(5), except to the extent that such proposed regulations are superseded by subsequent guidance.

(c) For purposes of this Agreement, the term “Change in Control Date” shall mean the first date during the Employment Period on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Bank is terminated and if it is reasonably demonstrated by the Executive that such termination of Employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

10. Confidentiality. Unless he obtains prior written consent from the Bank or the Company, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Bank, the Company or any entity which is a subsidiary or affiliate of the Bank or the Company or of which the Bank or the Company is a subsidiary or affiliate, any material document or information obtained from the Bank, the Company or from any of their respective parents, subsidiaries or affiliates, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 10 shall prevent the Executive, with or without the Bank’s or the Company’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

11. Non-Solicitation; Non-Competition; Post-Termination Cooperation.

(a) The Executive hereby covenants and agrees that, for a period of one year following his termination of employment with the Bank, he shall not, without the written consent of the Bank, either directly or indirectly:

(1) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, the Company or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank or the Company or any of their direct or indirect subsidiaries or affiliates or has headquarters or offices within the counties in which the Bank or the Company has business operations or has filed an application for regulatory approval to establish an office; or

(2) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank or the Company to terminate an existing business or commercial relationship with the Bank or the Company.

(b) The Executive hereby covenants and agrees that following any termination of employment, he shall not, without the written consent of the Bank, either directly or indirectly: become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity competing with the Bank or its affiliates in the same geographic locations where the Bank or its affiliates has business interests. If Executive’s employment is terminated within the Initial Period, this restriction shall apply for the greater of six months or the remainder of the Initial Period, but in no event more than one year following termination. If Executive’s employment is terminated after the Initial Period, this restriction shall apply for the greater of six months or the remainder of the Employment Period, but in no event for more than one year following termination. Notwithstanding the foregoing, the restriction contained in this Section 11(b) shall not apply if the Executive’s employment is terminated following a Change in Control.

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(c) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank and/or the Company, as may reasonably be required by the Bank and/or the Company, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank, the Company or any of its subsidiaries or affiliates.

(d) All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with this Section. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of the Executive’s breach of this Section 11, agree that, in the event of any such breach by the Executive, the Bank and/or the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Executive and all persons acting for or with the Executive. The Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank and the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Executive.

12. Additional Termination and Suspension Provisions

(a) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank and/or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(b) Notwithstanding any other provision in this Agreement, (i) the Bank or the Company may terminate or suspend this Agreement and the employment of the Executive hereunder, as if such termination were a Termination for Cause under Section 8(a) hereof, to the extent required by federal or state laws or regulations related to banking, to deposit insurance or bank holding companies or by regulations or orders issued by the Comptroller of the Currency, the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System and (ii) no payment shall be required to be made to Executive under this Agreement to the extent such payment is prohibited by applicable law regulation or order issued by a banking agency or a court of competent jurisdiction; provided, that it shall be the Bank’s or the Company’s burden to prove that any such action was so required.

13. Arbitration; Legal Fees.

(a) Arbitration. In the event that any dispute should arise between the parties as to the meaning, effect, performance, enforcement, or other issue in connection with this Agreement, which dispute cannot be resolved by the parties, the dispute shall be decided by final and binding arbitration of a panel of three arbitrators. Proceedings in arbitration and its conduct shall be governed by the rules of the American Arbitration Association (“AAA”) applicable to commercial arbitrations (the “Rules”) except as modified by this Section. The Executive shall appoint one arbitrator, the Bank shall appoint one arbitrator, and the third shall be appointed by the two arbitrators appointed by the parties. The third arbitrator shall be impartial and shall serve as chairman of the panel. The parties shall appoint their arbitrators within thirty (30) days after the demand for arbitration is served, failing which the AAA promptly shall appoint a defaulting party’s arbitrator, and the two arbitrators shall select the third arbitrator within fifteen (15) days after their appointment, or if they cannot agree or fail to so appoint, then the AAA promptly shall appoint the third arbitrator. The arbitrators shall render their decision in writing within thirty (30) days after the close of evidence or other termination of the proceedings by the panel, and the decision of a majority of the arbitrators shall be final and binding upon the parties, nonappealable, except in accordance with the Rules and enforceable in accordance with the applicable state law. Any hearings in the arbitration shall be held in Suffolk County, New York unless the parties shall agree upon a different venue, and shall be private and not open to the public. Each party shall bear the fees and expenses of its arbitrator, counsel, and witnesses, and the fees and expenses of the third arbitrator shall be shared equally by the parties. The other costs of the arbitration, including the fees of AAA, shall be borne as directed in the decision of the panel.

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(b) Legal Fees and Other Expenses. If the Executive is successful on the merits of the dispute, as determined in the arbitration, all legal fees and such other expenses as reasonably incurred by the Executive as a result of or in connection with or arising out of the dispute, shall be paid by the Bank and/or the Company.

14. Indemnification and Insurance.

(a) The Bank and/or the Company shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Bank and/or the Company (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board); provided, however, that neither the Bank nor the Company shall be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

15. Notices. The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section. Any notice or other communication given pursuant to the provisions of this Section shall be deemed to have been given (i) if sent by messenger, upon personal delivery to the party to whom the notice is directed; (ii) if sent by reputable overnight courier, one business day after delivery to such courier; (iii) if sent by facsimile, upon electronic or telephonic confirmation of receipt from the receiving facsimile machine and (iv) if sent by mail, three business days following deposit in the United States mail, properly addressed, postage prepaid, certified or registered mail with return receipt requested. All notices required or permitted to be given hereunder shall be addressed as follows:

If to the Executive:     Howard H. Nolan
 4 Jenny Path
 Medford, New York 11763

If to the Company
and the Bank:    Bridgehampton National Bank
2200 Montauk Highway
Bridgehampton, New York 11932
Attention: President and Chief Executive Officer

With a copy to:

Luse Gorman Pomerenk & Schick, PC
5335 Wisconsin Avenue, NW, Suite 400
Washington, DC 20015
Attention: John J. Gorman, Esq.

16. Amendment. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

17. Miscellaneous.

(a) Notice of Termination. Any termination of Executive’s employment by the Bank and/or the Company shall be communicated in writing to the Executive, and any voluntary termination of employment by the Executive shall be communicated in writing to the Bank and/or the Company.

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    (b) Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and estate and intestate distributees, and the Company and the Bank, their successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank or the Company may be sold or otherwise transferred. Any such successor of the Bank or the Company shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Company and Bank, and the Executive’s obligations hereunder shall continue in favor of such successor.

         (c) Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

(d) Waiver. Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment or any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

(f) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern.

(g) Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section. Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise specified.

(h) Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.

(i) Source of Payments. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

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IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the Effective Date specified above.
                          EXECUTIVE

June 26, 2006             /s/ Howard H. Nolan
Date      Howard H. Nolan

                          BRIDGEHAMPTON NATIONAL BANK

June 26, 2006            By: /s/ Raymond Wesnofske
Date      Raymond Wesnofske
                 Chairman of the Board

                            BRIDGE BANCORP, INC.

June 26, 2006      By: /s/ Raymond Wesnofske
Date       Raymond Wesnofske
                    Chairman of the Board

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